                           OFFER TO PURCHASE FOR CASH
                   UP TO 2,800,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                    AT A PURCHASE PRICE NOT GREATER THAN $77
                          NOR LESS THAN $67 PER SHARE
                                       BY

                            ALLIANT TECHSYSTEMS INC.

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
          5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 8, 1998,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    ALLIANT TECHSYSTEMS INC., A DELAWARE CORPORATION ("ALLIANT" OR THE "COMPANY"), IS OFFERING TO PURCHASE UP TO 2,800,000 SHARES OF ITS COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES") (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS") ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF SEPTEMBER 28, 1990, AS AMENDED, BETWEEN THE COMPANY AND THE CHASE MANHATTAN BANK (AS SUCCESSOR TO MANUFACTURERS HANOVER TRUST COMPANY), AS THE RIGHTS AGENT), AT PRICES NOT GREATER THAN $77 NOR LESS THAN $67 PER SHARE, NET TO THE SELLER IN CASH, SPECIFIED BY THE TENDERING STOCKHOLDERS, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE "OFFER"). UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO SHARES SHALL INCLUDE THE ASSOCIATED RIGHTS. THE COMPANY WILL DETERMINE A SINGLE PER SHARE PRICE (NOT GREATER THAN $77 NOR LESS THAN $67 PER SHARE) THAT IT WILL PAY FOR THE SHARES VALIDLY TENDERED PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN (THE "PURCHASE PRICE"), TAKING INTO ACCOUNT THE NUMBER OF SHARES SO TENDERED AND THE PRICES SPECIFIED BY THE TENDERING STOCKHOLDERS. THE COMPANY WILL SELECT THE PURCHASE PRICE THAT WILL ENABLE IT TO PURCHASE 2,800,000 SHARES (OR SUCH LESSER NUMBER OF SHARES AS ARE VALIDLY TENDERED AT PRICES NOT GREATER THAN $77 NOR LESS THAN $67 PER SHARE) PURSUANT TO THE OFFER. THE COMPANY WILL PURCHASE ALL SHARES VALIDLY TENDERED AT PRICES AT OR BELOW THE PURCHASE PRICE AND NOT PROPERLY WITHDRAWN, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, INCLUDING THE PROVISIONS THEREOF RELATING TO PRORATION AND CONDITIONAL TENDERS DESCRIBED HEREIN. SHARES TENDERED AT PRICES IN EXCESS OF THE PURCHASE PRICE AND SHARES NOT PURCHASED BECAUSE OF PRORATION AND CONDITIONAL TENDERS WILL BE RETURNED. STOCKHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO VALIDLY TENDER SHARES.
                           --------------------------

 THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS OR HER SHARES SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (THE "DEPOSITARY"), AND EITHER DELIVER THE CERTIFICATES FOR SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 OR (II) REQUEST HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THE TRANSACTION FOR HIM OR HER. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE IF HE OR SHE DESIRES TO TENDER SUCH SHARES. STOCKHOLDERS DESIRING TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, SHOULD TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

    HOLDERS OR BENEFICIAL OWNERS OF SHARES UNDER THE COMPANY'S 401(K) PLANS OR UNDER ITS EMPLOYEE STOCK PURCHASE PLANS (IF SUCH SHARES ARE NOT, AT THE TIME OF TENDER, SUBJECT TO ANY OF THE RESTRICTIONS ON TRANSFERABILITY DESCRIBED IN
SECTION 3) WHO WISH TO TENDER ANY OF SUCH SHARES IN THE OFFER MUST FOLLOW THE SEPARATE INSTRUCTIONS AND PROCEDURES DESCRIBED IN SECTION 3.
                           --------------------------

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY
 STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST
    MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED
        THAT NO DIRECTOR OR EXECUTIVE OFFICER INTENDS TO TENDER SHARES
        PURSUANT TO THE OFFER, EXCEPT FOR RICHARD SCHWARTZ, ITS RETIRED
       CHIEF EXECUTIVE OFFICER AND RETIRING CHAIRMAN OF THE BOARD WHO,
            AS PART OF HIS RETIREMENT PLANNING, INTENDS TO TENDER A
                            PORTION OF HIS SHARES.
                            ------------------------

    THE SHARES ARE LISTED AND PRINCIPALLY TRADED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL "ATK." ON NOVEMBER 5, 1998, THE LAST TRADING DAY PRIOR TO THE ANNOUNCEMENT OF THE OFFER, THE LAST REPORTED SALE PRICE OF THE SHARES ON THE NYSE COMPOSITE TAPE WAS $73 7/8 PER SHARE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.
                           --------------------------

    QUESTIONS OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, NOTICE OF GUARANTEED DELIVERY OR OTHER TENDER OFFER MATERIALS MAY BE DIRECTED TO MACKENZIE PARTNERS, INC. (THE "INFORMATION AGENT") OR MORGAN STANLEY & CO. INCORPORATED (THE "DEALER MANAGER") AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER

NOVEMBER 6, 1998

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

    THE OFFER IS NOT BEING MADE TO (NOR WILL ANY TENDER OF SHARES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SHARES THEREIN WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY FOR THE COMPANY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
    Summary Terms of the Offer.............................................................................           1
    General Information....................................................................................           2
    Forward-looking Information............................................................................           2
THE OFFER..................................................................................................           3
     1. Number of Shares; Proration; Expiration Date.......................................................           3
     2. Tenders by Holders of Fewer than 100 Shares........................................................           4
     3. Procedure for Tendering Shares.....................................................................           5
     4. Withdrawal Rights..................................................................................           9
     5. Acceptance for Payment of Shares and Payment of Purchase Price.....................................          10
     6. Conditional Tender of Shares.......................................................................          10
     7. Certain Conditions of the Offer....................................................................          11
     8. Price Range of Shares; Dividends...................................................................          13
     9. Purpose of the Offer; Certain Effects of the Offer.................................................          15
    10. Certain Information Concerning the Company.........................................................          17
    11. Source and Amount of Funds.........................................................................          22
    12. Interests of Directors and Officers; Transactions and Agreements Concerning the Shares.............          23
    13. Certain Federal Income Tax Considerations..........................................................          24
    14. Certain Legal Matters; Regulatory Approvals........................................................          27
    15. Extension of Tender Period; Termination; Amendments................................................          28
    16. Fees and Expenses..................................................................................          28
    17. Additional Information.............................................................................          29
    18. Miscellaneous......................................................................................          30

TO THE HOLDERS OF COMMON STOCK OF
ALLIANT TECHSYSTEMS INC.:

                                  INTRODUCTION

SUMMARY TERMS OF THE OFFER

    Alliant Techsystems Inc., a Delaware corporation (the "Company"), hereby offers to purchase up to 2,800,000 shares of its Common Stock, par value $.01 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of September 28, 1990, as amended, between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as the Rights Agent), at prices not greater than $77 nor less than $67 per Share, net to the seller in cash, specified by the tendering stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Company will determine a single per Share price (not greater than $77 nor less than $67 per Share) that it will pay for Shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,800,000 Shares (or such lesser number of Shares as is validly tendered at prices not greater than $77 nor less than $67 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7. The Company reserves the right (but is not obligated) to waive any or all such conditions, other than those that are legally mandated.

    Tendering stockholders who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. However, a tendering stockholder who holds Shares through a broker or bank, including a discount broker, may be required by such institution to pay a service fee or other charge. The Company will pay all charges and expenses incurred in connection with the Offer of Morgan Stanley & Co. Incorporated (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), MacKenzie Partners, Inc. (the "Information Agent") and the tabulation agent retained by Fidelity Management Trust Company, as trustee for the beneficial owners of Shares under the Company's 401(k) plans (the "401(k) Trustee"). See Section 16. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 13.

    Holders or beneficial owners of Shares under the Company's 401(k) plans or its employee stock purchase plans (if such Shares, at the time of tender, are not subject to any of the restrictions on transferability described in Section
3) who wish to tender any of such Shares in the Offer must follow the separate instructions and procedures described in Section 3 and should also read the separate tax provisions applicable to participants in such plans described in
Section 13.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER

SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER INTENDS TO TENDER SHARES PURSUANT TO THE OFFER, EXCEPT FOR RICHARD SCHWARTZ, ITS RETIRED CHIEF EXECUTIVE OFFICER AND RETIRING CHAIRMAN OF THE BOARD. MR. SCHWARTZ, AS PART OF HIS RETIREMENT PLANNING, INTENDS TO TENDER UP TO 100,000 SHARES OF THE 50,493 SHARES HE OWNS BENEFICIALLY AND THE 215,000 SHARES HE IS ENTITLED TO ACQUIRE PURSUANT TO THE EXERCISE OF STOCK OPTIONS, ALL OF WHICH ARE CURRENTLY EXERCISEABLE.

GENERAL INFORMATION

    As of November 5, 1998, the Company had issued and outstanding 12,151,965 Shares (not including 1,711,648 Shares held in treasury), and had reserved 2,101,975 Shares for issuance under its various benefit and/or incentive compensation plans. Of the reserved Shares, 790,625 Shares are issuable upon exercise of outstanding stock options and 25,900 Shares are reserved for issuance to key officers who have been granted performance shares, some or all of which may be issued upon achievement of certain earnings per share growth goals. The 2,800,000 Shares that the Company is offering to purchase represent approximately 23% of the Shares issued and outstanding as of such date and approximately 22% of the Shares on a diluted basis (assuming the exercise of all outstanding vested stock options).

    A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. See
Section 8.

    The Shares are listed and principally traded on the New York Stock Exchange ("NYSE") under the symbol "ATK." Stockholders are urged to obtain current market quotations for the Shares. See Section 8.

    Shares acquired by the Company pursuant to the offer may be held as treasury stock or retired by the Company. See Section 9.

FORWARD-LOOKING INFORMATION

    This Offer to Purchase (including the documents incorporated or deemed incorporated by reference herein) includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact provided or incorporated by reference herein are forward-looking statements and may contain information about financial results, economic conditions, trends and known uncertainties. The forward-looking statements contained or incorporated by reference herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in governmental spending and budgetary policies, governmental laws and other rules and regulations regarding various matters such as environmental remediation, contract pricing and procurement policies, changing economic and political conditions in the United States and in other countries, international trade restrictions, customer product acceptance, continued access to technical and capital resources, and merger and acquisition activity within the industry, among others. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectations only as of the date hereof and, in the case of a document incorporated by reference, only as of the date thereof. Neither the Company nor the Dealer Manager undertakes any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents the Company files or has filed from time to time with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION; EXPIRATION DATE.

    Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 2,800,000 Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $77 nor less than $67 per Share. The later of 5:00 P.M., New York City time, on Tuesday, December 8, 1998, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares tendered at or below the Purchase Price on or prior to the Expiration Date will be eligible for proration.

    The Company will determine the Purchase Price taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,800,000 Shares (or such lesser number of Shares as is validly tendered and not properly withdrawn at prices not greater than $77 nor less than $67 per Share) pursuant to the Offer. The Company reserves the right to purchase more than 2,800,000 Shares at the selected Purchase Price pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered.

    In accordance with Instruction 5 of the Letter of Transmittal, each stockholder who wishes to tender Shares must specify the price (not greater than $77 nor less than $67 per Share) at which such stockholder is willing to have the Company purchase such Shares. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (which will not be greater than $77 nor less than $67 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

    Upon the terms and subject to the conditions of the Offer, if 2,800,000 or fewer Shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 2,800,000 Shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

        (a) all Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who owned beneficially or of record an aggregate of fewer than 100 Shares (not including any Shares held pursuant to the Company's 401(k) plans ("401(k) Plan Shares") or its employee stock purchase plans ("ESPP Shares")) as of the close of business on November 5, 1998 and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and

        (b) after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6, all other Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional Shares).

    If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in Section 3) and as a result of the "odd lot" procedure described in Section 2 and conditional tender procedure described in Section 6, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately five (5) NYSE trading days after the Expiration Date. Proration for each stockholder tendering Shares other than Odd Lot Owners will be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders other than Odd Lot Owners at or below the Purchase Price. This ratio will be applied to stockholders tendering Shares other than Odd Lot Owners to determine the number of Shares that will be purchased from each stockholder pursuant to the Offer. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers.

    Subject to the applicable rules and regulations of the Commission, the Company expressly reserves the right, in its sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 2,800,000 Shares in the Offer. If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 15, the Offer will be extended until the expiration of ten business days from the date of publication of notice of any such increase or decrease. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, New York City time.

    The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 15. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

    As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the U.S. federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. Stockholders may designate the order in which their Shares shall be purchased in the event less than all of the Shares tendered are purchased as a result of proration. This right of designation is not available, however, with respect to 401(k) Plan Shares or ESPP Shares.

    If, as a result of the number of Shares tendered and the conditions thereto, the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as provided in
Section 6, and all Shares tendered by such stockholder will be returned as promptly as practicable after the Expiration Date at the Company's expense.

    Copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

    All Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date by or on behalf of persons who each owned beneficially or of record an aggregate of fewer than 100 Shares (not including any 401(k) Plan Shares or ESPP Shares) as of the close of business on November 5, 1998, will be accepted before proration, if any, of the purchase of other tendered Shares. See Section 1. Partial tenders will not qualify for this preference, and it is not available to beneficial or record holders of 100 or more Shares (not including any 401(k) Plan Shares or ESPP Shares), even if such holders have separate stock certificates for fewer than 100 Shares. This preference is also not available for any 401(k) Plan Shares or ESPP Shares. By accepting the Offer and tendering Shares directly to the

Depositary, a stockholder owning beneficially or of record fewer than 100 Shares will avoid the payment of brokerage commissions and any applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

    As of November 4, 1998, there were approximately 11,868 holders of record of Shares. Approximately 84.68% of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 133,362 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any beneficial or record owner of fewer than 100 Shares (not including any 401(k) Plan Shares or ESPP Shares) who wishes to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

3. PROCEDURE FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. To validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

    IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A STOCKHOLDER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER."

    A STOCKHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE RELEVANT LETTER OF TRANSMITTAL MARKED, "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH STOCKHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $67 PER SHARE. A STOCKHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN INCREMENTS OF $0.25) AT WHICH HIS OR HER SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" OF THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A STOCKHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

    A TENDER OF SHARES WILL BE PROPER, IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" IS CHECKED.

    Stockholders may tender Shares subject to the condition that all or none of such Shares be purchased, or that a specified minimum number of Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry

Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer into the Depository's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

       (iii) the certificates for the tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

    The method of delivery of Shares, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

    No interest will be paid on the purchase price of the Shares to be paid by the Company, regardless of any extension of the Offer or any delay in making such payment.

    U.S. FEDERAL INCOME TAX WITHHOLDING. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the substitute form W-9 included in the Letter of Transmittal. Foreign stockholders (as defined in Section 13) may be required to submit a properly completed form W-8, certifying non-United States status, in order to avoid backup withholding. In addition, foreign stockholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer (as discussed in Section 13). Holders of ESPP Shares under the 1997 Employee Stock Purchase Plan who tender all or any of such Shares pursuant to the Offer may be subject to income and employment tax withholding. For a discussion of certain federal income tax consequences to tendering stockholders, see Section 13. Each stockholder is urged to consult with his or her own tax advisor.

    TENDER CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person, directly or indirectly, to tender Shares for his or her own account unless, at the time of the tender and at the end of the proration period, the person so tendering (a) has a net long position equal to or greater than the amount of (i) Shares tendered or (ii) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above or pursuant to the Special Instructions for 401(k) Plan Shares or ESPP Shares described below, as applicable, will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4, and (b) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the Purchase Price, the number of shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in any tender of Shares. A tender of Shares will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

SPECIAL INSTRUCTIONS FOR SHARES HELD PURSUANT TO THE COMPANY'S BENEFIT AND
  INCENTIVE COMPENSATION PLANS

    401(K) PLANS. Participants in the Company's 401(k) plans desiring to direct the 401(k) Trustee to tender any Shares credited to their accounts under such plans pursuant to the Offer must instruct the 401(k) Trustee to tender such Shares by properly completing, duly executing and returning to the 401(k) Trustee the Direction Forms sent to such participants by the 401(k) Trustee as explained in the materials on YELLOW paper included herewith. The 401(k) Trustee will aggregate all such tenders and execute one Letter of Transmittal on behalf of all 401(k) plan participants desiring to tender Shares credited pursuant to such plans. DELIVERY OF A LETTER OF TRANSMITTAL BY A PARTICIPANT IN THE COMPANY'S 401(K) PLANS WITH RESPECT TO ANY SHARES CREDITED PURSUANT TO SUCH PLANS DOES NOT CONSTITUTE PROPER TENDER OF SUCH SHARES. PROPER TENDER OF ANY SHARES CREDITED PURSUANT TO THE COMPANY'S 401(K) PLANS CAN ONLY BE MADE BY THE 401(K) TRUSTEE, WHO IS THE RECORD OWNER OF SUCH SHARES. THE DEADLINE FOR SUBMITTING DIRECTION FORMS TO THE 401(K) TRUSTEE IS SET BY THE 401(K) TRUSTEE AND IS EARLIER THAN THE EXPIRATION DATE. If a stockholder desires to tender non-401(k) Plan Shares as well as 401(k) Plan Shares, such stockholder must properly complete and duly execute a Letter of Transmittal for the non-401(k) Plan Shares and deliver such Letter of Transmittal directly to the Depositary, as well as following the special instructions provided by the 401(k) Trustee for directing the 401(k) Trustee to tender 401(k) Plan Shares. Any questions regarding tender of 401(k) Plan Shares should be directed to the 401(k) Trustee at the number provided in the separate materials on YELLOW paper.

    EMPLOYEE STOCK PURCHASE PLANS, 1990 EQUITY INCENTIVE PLAN, AND NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLANS. Shares acquired pursuant to the Company's employee stock purchase plans, 1990 Equity Incentive Plan, as amended and restated (the "1990 Equity Incentive Plan"), the Alliant Techsystems Inc. Non-Employee Director Restricted Stock Plan, and the Alliant Techsystems Inc. Restricted Stock Plan for Non-Employee Directors, may be subject to certain restrictions on transferability, some of which are described below. The provisions regarding transferability described below are only a summary and participants in the aforementioned plans are urged to consult the actual terms of the plans for applicability of these restrictions to particular Shares and particular participants. Only those Shares which are not restricted as to transferability at the time of tender may be tendered in the Offer and tenders of any other Shares held pursuant to these plans will not be accepted.

        EMPLOYEE STOCK PURCHASE PLANS. Certain Shares acquired pursuant to the Company's employee stock purchase plans may be subject to restrictions on transfer (the "ESPP Restricted Shares"). Specifically, Shares acquired pursuant to the Company's 1997 Employee Stock Purchase Plan are restricted and may not be withdrawn, sold or otherwise transferred by the participant until the first to occur of the following events: (a) twelve months from the date of purchase; (b) the participant's death; (c) the participant's termination of employment; or (d) a "change of control" (as defined in the plans). Holders or beneficial owners of ESPP Shares (other than the ESPP Restricted Shares) who desire to tender any such Shares in the Offer, must instruct Piper Jaffray Inc., as administrator of the employee stock purchase plans (the "ESPP Administrator"), to tender any such Shares by properly completing, duly executing and returning to the ESPP Administrator the Direction Form sent to such holder by the ESPP Administrator as explained in the materials on the PINK paper included herewith. DELIVERY OF A LETTER OF TRANSMITTAL BY A PARTICIPANT IN THE COMPANY'S ESPP PLANS WITH RESPECT TO ANY SHARES CREDITED PURSUANT TO SUCH PLANS DOES NOT CONSTITUTE PROPER TENDER OF SUCH SHARES. PROPER TENDER OF ANY SHARES CREDITED PURSUANT TO THE COMPANY'S ESPP PLANS CAN ONLY BE MADE BY THE ESPP ADMINISTRATOR. THE DEADLINE FOR SUBMITTING DIRECTION FORMS TO THE ESPP ADMINISTRATOR IS SET BY THE ESPP ADMINISTRATOR AND IS EARLIER THAN THE EXPIRATION DATE. If a stockholder desires to tender non-ESPP Shares, such stockholder must properly complete and duly execute a letter or transmittal directly to the Depositary, as well as following the special instructions provided by the ESPP Administrator directing the ESPP Administrator to tender ESPP Shares. Any questions regarding the tender of ESPP Shares should be directed to the ESPP Administrator at the number provided in the separate materials on PINK paper.

        1990 EQUITY INCENTIVE PLAN. Shares acquired under the 1990 Equity Incentive Plan (the "EIP Shares") may be subject to certain restrictions on transferability. Specifically, Shares of restricted stock (the "Restricted EIP Shares") issued under the 1990 Equity Incentive Plan, which are held by the Company as custodian, are non-transferable and are restricted until such Shares become nonforfeitable. Holders of EIP Shares should consult the Plan for conditions of forfeitability. Holders of EIP Shares (other than Restricted EIP Shares) who desire to tender such Shares in the Offer may do so by complying with one of the procedures for tendering Shares described above under "--Proper Tender of Shares." Any questions regarding the tender of EIP Shares should be directed to the Company, as custodian for the restricted stock, at (612) 931-6144.

    OPTIONS. The Company is not offering, as part of the Offer, to purchase any options ("Options") outstanding under the Company's 1990 Equity Incentive Plan and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer must exercise their Options by paying the applicable exercise price and withholding taxes and then tender the Shares issued upon such exercise in the Offer, provided that any exercise of an Option and tender of Shares is in accordance with the terms of the 1990 Equity Incentive Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not accepted for purchase in the Offer for any reason.

    LOST, STOLEN, DESTROYED OR MUTILATED CERTIFICATES. If certificates representing Shares to be tendered have been lost, stolen, destroyed or mutilated, stockholders must complete the box captioned "Description of Shares Tendered" on the Letter of Transmittal, indicating the number of Shares the certificates for which have been so lost, stolen, destroyed or mutilated. The stockholder will then be instructed by the Depositary as to the steps that must be taken in order to replace the certificate(s). In order to avoid delay, any such stockholder should contact the Depositary, ChaseMellon Shareholder Services, L.L.C., at (800) 851-9677 (toll free).

4. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 17, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering stockholders, announce the Purchase Price, and will (subject to the proration and conditional tender provisions of the Offer) accept for payment and pay for Shares validly tendered at or below the Purchase Price. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or facsimile thereof, and any other required documents.

    For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not properly withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

    Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

    Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section
1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

    The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the Letter of Transmittal.

6. CONDITIONAL TENDER OF SHARES.

    Under certain circumstances and subject to the exceptions set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. However, this right to tender conditionally is not available with respect to tenders of 401(k) Plan Shares or ESPP Shares.

    Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

    If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 2,800,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 2,800,000 Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

7. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of Shares tendered, if at any time on or after November 5, 1998 and at or before acceptance for payment of any Shares any of the following shall have occurred:

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

        (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on or prior to November 5, 1998) or (ii) any such person or group that on or prior to November 5, 1998 had filed a Schedule 13D or 13G with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares;

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

        (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person;

        (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries, taken as a whole;

        (g) there shall have occurred any decline in the Dow Jones Industrial Average or the Standard & Poor's Composite 500 Stock Index by an amount in excess of 10% measured from the close of business on November 5, 1998; or

        (h) any conditions in the Credit Agreement described in Section 11 (the "Credit Agreement") relating to the borrowing of funds to repurchase Shares shall not have been satisfied or waived;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and principally traded on the NYSE under the symbol "ATK." The following table sets forth the high and low sales prices of the Shares on the NYSE Composite Tape for the Company's fiscal quarters indicated.

                                                                                                   HIGH*      LOW*
                                                                                                 ---------  ---------
Fiscal Year Ended March 31, 1997:
  Quarter ended June 30, 1996..................................................................  $   49.13  $   43.75
  Quarter ended September 29, 1996.............................................................      53.25      46.25
  Quarter ended December 29, 1996..............................................................      57.38      47.63
  Quarter ended March 31, 1997.................................................................      55.00      42.00

Fiscal Year Ended March 31, 1998:
  Quarter ended June 29, 1997..................................................................      52.88      40.50
  Quarter ended September 28, 1997.............................................................      69.00      51.44
  Quarter ended December 28, 1997..............................................................      65.69      53.75
  Quarter ended March 31, 1998.................................................................      65.00      54.50

Fiscal Year Ending March 31, 1999:
  Quarter ended June 28, 1998..................................................................      65.56      57.88
  Quarter ended September 27, 1998.............................................................      68.88      61.38
  Quarter ended December 27, 1998 (through November 5, 1998)...................................      74.38      65.00

------------------------

* Information provided was obtained from The Wall Street Journal, and the Company believes such information to be accurate.

    On November 5, 1998, the last full NYSE trading day prior to the announcement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape was $73 7/8 per Share. Stockholders are urged to obtain current market quotations for the shares.

    The Company has not paid cash dividends since its spin-off from Honeywell Inc. The Company's dividend policy will be reviewed by the Board of Directors at such future times as may be appropriate in light of relevant factors existing at such times, including the extent to which the payment of cash dividends may be limited by covenants contained in the agreements governing its outstanding indebtedness, including the Credit Agreement. The Company does not expect to pay cash dividends in the foreseeable future.

    On September 28, 1990, the Board of Directors of the Company declared a dividend distribution of one Right on each share of Common Stock outstanding at the close of business on October 9, 1990, and in connection therewith entered into the Rights Agreement, dated as of September 28, 1990, as amended, between the Company and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as Rights Agent.

    When exercisable, each Right will entitle the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at an exercise price of $80.00, subject to adjustment. The Rights are not exercisable, transferrable, or separable from the Company's Common Stock until the Distribution Date, which is defined as the tenth business day after the earliest to occur of: (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to require, beneficial ownership of 20% or more of the outstanding shares of the Company's Common Stock (the "Stock Acquisition Date"), (ii) the commencement of a tender offer or exchange offer that upon consummation would result in a person being a beneficial owner of 20% or more of the Common Stock or (iii) the Board of Directors' determination that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the Board of Directors determines to be substantial (in no event less than 10% of the outstanding shares of Common Stock) and at least a majority of the Board of Directors who are not officers of the Company, determines that (a) such beneficial ownership by such person is intended to cause pressure on the Company to take action or enter into a transaction (or series of transactions) intended to provide such person with short-term financial gain under circumstances which the Board of Directors determines that the long-term interests of the Company and its stockholders would not be best served by taking any such actions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of the Company (any such person being referred to as an "Adverse Person").

    The Company is entitled to redeem the Rights in whole, but not in part, at $.01 per Right (subject to adjustment) prior to the Distribution Date. Under certain circumstances which are set forth in the Rights Agreement, the decision to redeem requires the concurrence of a majority of the continuing directors. The Company may not redeem the Rights if the Board of Directors has previously declared a person to be an Adverse Person. Unless earlier redeemed, the Rights will expire on September 28, 2000.

    In general, the Rights Agreement provides that in the event of (i) a Person becoming the beneficial owner of 20% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that a majority of the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), or (ii) the Board of Directors determining that a person is an Adverse Person, each holder of a Right (except as provided in the Rights Agreement) will have the right to receive, upon payment of the exercise price, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) equal to the result obtained by (a) multiplying the Purchase Price (as defined in the Rights Agreement) by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the triggering event and (b) dividing that product by 50% of the current market price per share of Common Stock on the triggering date. In addition, if at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than in a merger that follows an offer described in the following paragraph), or (ii) more than 50% of the Company's assets, cash flow or earning power is sold or transferred, provision must be made prior to the consummation of such transaction to entitle each holder of a Right (except as provided in the Rights Agreement) to purchase at the exercise price a number of the acquiring company's common shares (or, in certain circumstances, cash, property, or other securities of the company) equal to the result obtained by (a) multiplying the Purchase Price by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the triggering event and (b) dividing that product by 50% of the current market price per share of Common Stock on the triggering date. Further, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person (or by certain related parties) become immediately null and void.

    The Rights may have certain anti-takeover effects, including deterring someone from acquiring control of the Company in a manner or on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, because the Rights may be redeemed generally at any time by the Company as set forth above, except in the case of a declaration by the Board of Directors that the person seeking a merger or business combination is an Adverse Person.

    The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included as an exhibit to the Company's 1990 Registration Statement on Form 10, and to the amendments to the Rights Agreement (including the rescission agreement which rescinded Amendment No. 1 to the Rights Agreement in its entirety), copies of which have been included as exhibits to the Company's Annual Report on Form 10-K for the year ended March 31, 1993 and to its

Current Report on Form 8-K dated October 28, 1994, in each case filed with the Commission. Such reports and exhibits may be obtained from the Commission in the manner provided in Section 17.

9. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

    The Company believes that the repurchase of outstanding Shares at this time is consistent with the Company's goal to increase earnings per share and maximize shareholder value. The Company further believes that the debt to be incurred to repurchase the Shares will not affect the Company's prospects for future internal growth or impede possible future acquisitions.

    This Offer supersedes any other share repurchase previously authorized by the Company's Board of Directors. However, the Company may in the future purchase Shares on the open market, in privately negotiated transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the Offer. However, under the Exchange Act rules, the Company and its affiliates are prohibited from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after expiration or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

    The Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with a market sale. By tendering Shares directly to the Depositary, the Offer will also allow qualifying stockholders owning beneficially or of record fewer than 100 Shares (not including any 401(k) Plan Shares) to avoid the payment of brokerage commissions and the applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange. Correspondingly, the costs to the Company for servicing the accounts of odd lot holders will be reduced. See Section 2.

    As of November 5, 1998, the Company had issued and outstanding 12,151,965 Shares (not including 1,711,648 Shares held in treasury), and had reserved 2,101,975 Shares for issuance under its various benefit and/or incentive compensation plans. Of the reserved Shares, 790,625 Shares are issuable upon exercise of outstanding stock options and up to 25,900 Shares are reserved for issuance to key officers, which will vest upon achievement of certain earnings per Share growth goals. The 2,800,000 Shares that the Company is offering to purchase represent approximately 23% of the Shares issued and outstanding as of such date and approximately 22% of the Shares on a diluted basis (assuming the exercise of all outstanding vested stock options). As of November 5, 1998, all directors and executive officers of the Company as a group owned beneficially an aggregate of 605,445 Shares (including an aggregate of 331,962 Shares that may be acquired pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof) or approximately 4.8% of the Shares then outstanding (assuming the exercise of all such outstanding stock options). The Company has been advised that no director or executive officer intends to tender Shares pursuant to the Offer, except for Richard Schwartz, its retired Chief Executive Officer and retiring Chairman of the Board. Mr. Schwartz, as part of his retirement planning, intends to tender up to 100,000 Shares of the 50,493 Shares he owns beneficially and the 215,000 Shares he is entitled to acquire pursuant to the exercise of stock options, all of which are currently exercisable. If the Company purchases 2,800,000 Shares pursuant to the Offer and no director or executive officer of the Company other than Mr. Schwartz (assuming Mr. Schwartz tenders all 100,000 Shares) tenders Shares, the percentage of outstanding Shares owned beneficially by all of the Company's directors and executive officers as a group would increase to approximately 5.4% of the Shares then outstanding (including for this purpose, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof).

    Stockholders who determine not to accept the Offer will obtain a proportionate increase in their ownership interest in the Company. After consummation of the Offer, increases or decreases in net income will likely be reflected in greater increases or decreases in earnings per Share than is presently the case because of the smaller number of Shares outstanding thereafter.

    Shares that the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Company without further stockholder action (except as may be required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are listed). Such Shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with employee stock, stock option and other plans or a combination thereof.

    Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company, other than the Company's on-going search for a new Chief Executive Officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Restated Certificate of Incorporation or By-Laws, as amended, or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

    The Company's purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. Nonetheless, it is expected that there will still be a sufficient number of Shares outstanding and publicly traded following the consummation of the Offer to ensure a continued trading market in the Shares. Based upon the published guidelines of the NYSE, the Company does not believe that the Offer will result in delisting of the Shares on the NYSE.

    The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company has no reason to believe that the purchase of Shares pursuant to the Offer will result in the termination of registration of the Shares under the Exchange Act.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company expects that, following the repurchase of the Shares in the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as margin securities will, however, continue to depend on maintenance of minimum daily trading volume.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES, NOR HAS THE COMPANY AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

10. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company, a Delaware corporation, was incorporated on May 2, 1990 as a wholly-owned subsidiary of Honeywell Inc. in connection with Honeywell's plan to spin off to its stockholders its defense and marine systems business, its test instruments division and its signal analysis center. On September 28, 1990, Honeywell completed the spin-off. The Shares are listed and principally traded on the NYSE under the symbol "ATK." The Company's executive offices are located at 600 Second Street, N.E., Hopkins, Minnesota 55343, and its telephone number is (612) 931-6000.

    The Company is a leading developer and supplier of aerospace and defense technologies, products and systems to the U.S. Government. The Company specializes in the production of high quality products manufactured to meet exacting specifications designed to insure consistent, reliable performance. The Company (including its predecessors) has supplied products and services to the U.S. Government for more than 50 years. The Company has approximately 6,300 employees.

    The Company's principal business areas are conventional munitions, solid propulsion systems, smart weapons and composite structures. In the conventional munitions and solid propulsion businesses, the Company holds a number one or two position in most major market segments. The Company is a defense contractor for the U.S. Government and a major component and subsystem supplier to the largest Department of Defense prime contractors including Lockheed Martin, Boeing and Raytheon. For the fiscal year ended March 31, 1998 ("Fiscal 1998"), the Company generated sales of approximately $1.1 billion, operating income of $92.1 million and net income of $68.2 million.

    In order to focus the Company's development and production efforts and respond effectively to its customer base, the Company is organized in the following business groups:

    CONVENTIONAL MUNITIONS GROUP. The Company is one of two principal suppliers of conventional ammunition to the Department of Defense. Principal products and services include conventional ammunition, propellants, solid propulsion systems for tactical missiles, warheads, metal parts and composite structures for weapons systems, infrared decoy flares and commercial gun powder. The Group has four distinct business units: Ammunition Systems (tank ammunition, medium caliber ammunition and warheads); Ordinance (military propellants and commercial gun powders); Tactical Propulsion (solid propulsion for tactical missiles, composite structures and warheads); and Kilgore Operations (flares). For Fiscal 1998, the Conventional Munitions Group had sales of approximately $465 million, representing approximately 43% of the Company's total sales during such year.

    SPACE AND STRATEGIC SYSTEMS GROUP. The Company is a leading designer, developer and manufacturer of solid rocket propulsion systems for space launch vehicles and strategic missile systems and high performance composite structures for military and commercial aircraft and spacecraft. In addition, the Company provides operational and technical support services for space launch activities. The Company is the world's leading producer of solid rocket motors for unmanned expendable space launch vehicles and one of the two leading developers and producers of solid propulsion systems for U.S. strategic missile programs. For Fiscal 1998, the Space and Strategic Systems Group had sales of approximately $370 million, representing approximately 34% of the Company's total sales during such year.

    DEFENSE SYSTEMS GROUP. The Company is also a leading designer, developer and manufacturer of tactical weapons systems, smart weapons, anti-tank and demolition systems, unmanned aerial vehicles, fuzes, weapons test equipment systems and targeting sensors. The Defense Systems Group has three distinct business units: Tactical Systems (smart weapons, anti-tank and demolition systems, fuzes); Defense Electronics Systems (smart weapons systems, missile warning systems and weapons test equipment systems); and Unmanned Aerial Vehicles (unmanned aerial vehicles and tactical ground control systems). For Fiscal 1998, the Defense Systems Group had sales of approximately $242 million, representing approximately 23% of the Company's total sales during such year.

    The foregoing description of the Company's business is qualified in its entirety by the more detailed discussion contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1998 and in its other filings made with the Commission pursuant to the Exchange Act.

RECENT DEVELOPMENTS

    The Company had net sales of approximately $259 million for the quarter ended September 27, 1998 (the "Second Quarter") and approximately $515.3 million for the first half of fiscal 1999. The Company also had EBITDA of approximately $35.6 million for the Second Quarter and approximately $70.8 million for the first half of fiscal 1999. The Conventional Munitions Group reported net sales of approximately $118 million for the Second Quarter and approximately $240 million for the first half of fiscal 1999. Second-quarter sales from the Space and Strategic Systems Group were approximately $103 million and approximately $194 million for the first half of fiscal 1999. The Defense Systems Group posted second quarter sales of approximately $40 million and approximately $83 million for the first half of fiscal 1999.

    The Company's debt-to-capitalization ratio at the end of the second quarter declined to 45% from 50% a year ago, reflecting the repayment of $44 million of debt over the past year. The results set forth above are unaudited and no assurance can be given that actual audited results for fiscal 1999 will not differ materially from such unaudited results.

    On September 15, 1998, the Company completed the repurchase of $140 million of its outstanding 11 3/4% Senior Subordinated Notes due 2003 (the "Notes") pursuant to a tender offer for such Notes. Approximately $10 million of the Notes remain outstanding. The cost to extinguish the $140 million of Notes (including the required premium) was approximately $153 million, which was financed with borrowings under the Company's revolving credit facility. The total extraordinary loss on debt extinguishment of $17.2 million ($14.6 million after a tax benefit of $2.6 million) includes the $13 million premium paid to purchase the Notes, and also includes the write-off of approximately $4 million, representing the unamortized debt-issuance costs related to the debt.

    In connection with the Offer, the Company intends to enter into new credit facilities which will permit borrowings by the Company of up to $650 million in the aggregate. As a result, the Company will significantly increase its leverage and debt service requirements. See Section 11.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following is a summary of certain historical consolidated financial information regarding the Company for the periods indicated. The summary financial information (other than the ratio of earnings to fixed charges) set forth below for the years ended March 31, 1997 and 1998 is derived from the audited consolidated financial statements contained in the Company's Annual Report, filed as an exhibit to and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (the "1998 10-K"). The financial information (other than the ratio of earnings to fixed charges) set forth below for the six-month periods ended September 28, 1997 and September 27, 1998 is derived from the unaudited consolidated financial statements set forth in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 27, 1998 (the "1999 Second Quarter 10-Q"), which has been prepared on a basis substantially consistent with the audited consolidated financial statements, and which, in the opinion of management, reflects all adjustments necessary to a fair presentation of the financial position and results of operations for such periods. The results for the six-month periods are not necessarily indicative of the results for the full year. The information presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto, incorporated by reference herein. Copies of the 1999 Second Quarter 10-Q, and the 1998 10-K, in each case complete with exhibits, may be obtained as described in Section 17.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                             SIX-MONTH PERIOD ENDED         FISCAL YEAR ENDED
                                                          ----------------------------          MARCH 31,
                                                            SEPT. 28,      SEPT. 27,    --------------------------
                                                              1997           1998           1997          1998
                                                          -------------  -------------  ------------  ------------
                                                                  (UNAUDITED)
INCOME STATEMENT DATA:
Sales...................................................   $   518,593    $   515,319   $  1,089,397  $  1,075,506
Income before extraordinary loss........................   $    30,578    $    32,469   $     59,159  $     68,183
Extraordinary loss(1)...................................            --    $   (14,627)            --            --
Net income(2)...........................................   $    30,578    $    17,842   $     59,159  $     68,183
Basic earnings per common share:
  Income before extraordinary loss......................   $      2.35    $      2.58   $       4.55  $       5.23
  Extraordinary loss....................................            --          (1.16)            --            --
                                                          -------------  -------------  ------------  ------------
  Net income............................................   $      2.35    $      1.42   $       4.55  $       5.23
                                                          -------------  -------------  ------------  ------------
                                                          -------------  -------------  ------------  ------------
Diluted earnings per common share:
  Income before extraordinary loss......................   $      2.28    $      2.51   $       4.41  $       5.10
  Extraordinary loss....................................            --          (1.13)            --            --
                                                          -------------  -------------  ------------  ------------
  Net Income............................................   $      2.28    $      1.38   $       4.41  $       5.10
                                                          -------------  -------------  ------------  ------------
                                                          -------------  -------------  ------------  ------------
Number of common shares used in computing basic net
  income per common share...............................        13,023         12,607         13,015        13,048
Number of common shares used in computing diluted net
  income per common share...............................        13,407         12,918         13,402        13,371
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges......................          3.0x           4.4x           2.0x          3.4x


                                                                     AS OF
                                                          ----------------------------       AS OF MARCH 31,
                                                            SEPT. 28,      SEPT. 27,    --------------------------
                                                              1997           1998           1997          1998
                                                          -------------  -------------  ------------  ------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................................   $   116,259    $    98,786   $    108,191  $     95,628
Total assets............................................   $   946,606    $   871,183   $  1,000,588  $    932,180
Total debt..............................................   $   252,514    $   208,814   $    268,397  $    198,648
Shareholders' equity and redeemable common shares(3)....   $   249,385    $   256,445   $    218,792  $    265,754
Book value per common share.............................   $     19.01    $     20.66   $      16.72  $      20.67

------------------------
(1) On September 15, 1998, the Company repurchased $140 million of its $150 million 11 3/4% Senior Subordinated Notes pursuant to a tender offer for such Notes. The cost to extinguish the $140 million of Notes (including the required premium) was approximately $153 million, which was financed with borrowings under the Company's revolving credit facility. The total extraordinary loss on debt extinguishment of $17.2 million ($14.6 million after a tax benefit of $2.6 million) includes the $13 million premium paid to purchase the Notes, and also includes the write-off of approximately $4 million, representing the unamortized debt-issuance costs related to the debt.

(2) On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all of the assets of that business, to Hughes Aircraft Co. (Hughes) for $141.0 million in cash. The sale was completed on February 28, 1997, resulting in a pre-tax gain to the Company of approximately $27.2 million (or $17.7 million after tax), which the Company recognized in the fourth quarter of fiscal 1997. Marine System's results of operations through the disposal date included pre-tax income from operations of $7.4 million (or $4.8 million after tax).

   The Company's fiscal 1997 results from operations also include a one-time charge of $17.4 million for the Company's adoption of AICPA Statement of Position No. 96-1 (SOP 96-1) "Environmental Remediation Liabilities."

(3) Redeemable common shares represent 813,000 shares and 271,000 shares, redeemable at prescribed prices totaling $44,979 and $14,993, as of March 31, 1998 and September 27, 1998, respectively. The shares were redeemable in three equal lots of 271,000 shares each during each of the last three calendar quarters of 1998. On November 5, 1998, the Company purchased the last lot of 271,000 shares.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information as if such purchase had occurred on the first date of each of the periods presented, with respect to the operating statement data, and on March 31, 1998 and September 27, 1998, with respect to the balance sheet data. The summary unaudited pro forma consolidated financial information is presented for illustrative purposes only, should be read in conjunction with the summary historical consolidated financial information and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted had the purchase of the Shares pursuant to the Offer been completed at the dates indicated.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                     Fiscal Year Ended March 31, 1998      Six Months Ended September 27, 1998
                                  --------------------------------------  --------------------------------------
                                               Pro Forma                               Pro Forma
     INCOME STATEMENT DATA         Actual    Adjustments(1)   Pro Forma    Actual    Adjustments(1)   Pro Forma
                                  ---------  --------------  -----------  ---------  --------------  -----------
Sales...........................  $1,075,506                  $1,075,506  $ 515,319                   $ 515,319
Income before extraordinary
  loss..........................  $  68,183    $  (13,937)(2)  $  54,246  $  32,469    $   (6,923)(2)  $  25,546
Extraordinary loss..............         --                          --   $ (14,627)                  $ (14,627)
Net income......................  $  68,183    $  (13,937)    $  54,246   $  17,842    $   (6,923)    $  10,919
Basic earnings per common share:
  Income before extraordinary
    loss........................  $    5.23                   $    5.29   $    2.58                   $    2.60
  Extraordinary loss............         --                          --       (1.16)                      (1.49)
                                  ---------                  -----------  ---------                  -----------
  Net income....................  $    5.23                   $    5.29   $    1.42                   $    1.11
                                  ---------                  -----------  ---------                  -----------
                                  ---------                  -----------  ---------                  -----------
Diluted earnings per common
  share:
  Income before extraordinary
    loss........................  $    5.10                   $    5.13   $    2.51                   $    2.52
  Extraordinary loss............         --                          --       (1.13)                      (1.44)
                                  ---------                  -----------  ---------                  -----------
  Net income....................  $    5.10                   $    5.13   $    1.38                   $    1.08
                                  ---------                  -----------  ---------                  -----------
                                  ---------                  -----------  ---------                  -----------
Number of common shares used in
  computing basic net income per
  common share..................     13,048        (2,800)(3)     10,248     12,607        (2,800)(3)      9,807
Number of common shares used in
  computing diluted net income
  per common share..............     13,371        (2,800)(3)     10,571     12,918        (2,800)(3)     10,118

OTHER FINANCIAL DATA

Ratio of earnings to fixed
  charges.......................       3.4x                        2.3x        4.4x                        2.5x


                                           As of March 31, 1998                  As of September 27, 1998
                                  --------------------------------------  --------------------------------------
                                               Pro Forma                               Pro Forma
       BALANCE SHEET DATA          Actual    Adjustments(1)   Pro Forma    Actual    Adjustments(1)   Pro Forma
                                  ---------  --------------  -----------  ---------  --------------  -----------

Working capital.................  $  95,628                   $  95,628   $  98,786                   $  98,786
Total assets....................  $ 932,180    $    6,900(2)  $ 939,080   $ 871,183    $    8,500(2)  $ 879,683
Total debt......................  $ 198,648    $  238,600(2,3)  $ 437,248 $ 208,814    $  225,600(2,3)  $ 434,414
Shareholders' equity and
  redeemable common shares......  $ 265,754    $ (231,700)( ,3)  $  34,054 $ 256,445   $ (217,100)(3)  $  39,345
Book value per common share.....  $   20.67                   $    3.39   $   20.66                   $    4.09

                            ALLIANT TECHSYSTEMS INC.

    NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    (1) Where applicable, the tax rate applicable to pro forma adjustments was 15% for the six-month period ended September 27, 1998, and 0% for the fiscal year ended March 31, 1998, consistent with the rates applied in each of the respective historical periods.

    (2) The purchase of Shares pursuant to the Offer will be financed by the Company's new bank credit facilities, as described in Section 11. These new bank credit facilities will also refinance the Company's existing bank credit facility. In accordance with the Commitment Letter (as defined herein) the Company has come to agreement on all substantive terms of the new bank credit facilities and currently expects the new bank facilities to be effective prior to the Expiration Date. Fees and expenses associated with the refinancing are expected to be approximately $8.5 million. For pro forma purposes, such fees and expenses are classified in other assets and are being charged to earnings on a straight-line basis over the term of the new bank credit facilities (6 years, or approximately $1.4 million per year). The interest rate charged under the new bank credit facilities is a floating rate. For pro forma purposes, the interest rate associated with the borrowings financed under the new bank credit facilities is assumed to be 7.85%, which approximates what the Company's current average cost of borrowing would be under the facility. As the repurchase of the Shares pursuant to the Offer could not have occurred under the covenants pertaining to the Company's Senior Subordinated Notes (the "Notes") and as the costs of repurchasing the Notes, which occurred on September 15, 1998, will be refinanced with borrowings under the new bank credit facilities, the Company's pro forma interest expense (part of pro forma income before extraordinary loss) is shown net of reductions totaling approximately $1.0 million and $4.3 million for the six months ending September 27, 1998 and the year ending March 31, 1998, respectively, to reflect the refinancing of the costs to repurchase the Notes on a long term basis.

    (3) For pro forma purposes, it is assumed that 2,800,000 Shares are purchased pursuant to the Offer at $77 per Share (the maximum number of shares and highest price contemplated by the terms of the Offer) for a total Share purchase price of approximately $216 million. There can be no assurance that the Company will purchase 2,800,000 Shares or at what price any Shares will be purchased. Fees and expenses associated with the purchase of Shares are estimated to be approximately $1.5 million.

11. SOURCE AND AMOUNT OF FUNDS.

    Assuming the Company purchases 2,800,000 Shares pursuant to the Offer at a purchase price of $77 per Share, the Company expects the maximum aggregate cost to be approximately $216 million (excluding estimated fees and expenses). It is anticipated that the Company will fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses with borrowings under new credit facilities the Company expects to establish with a syndicate of lenders led by The Chase Manhattan Bank ("Chase") on or prior to the Expiration Date pursuant to a commitment letter dated October 26, 1998 (the "Commitment Letter").

    The new bank credit facilities, which will also refinance the Company's existing credit facilities, will each have a term of six years and will provide for borrowings of up to an aggregate principal amount of $650 million. The new bank credit facilities will consist of: (1) a six-year term loan facility (the "Closing Date Term Loan Facility") providing for term loans on the date on which definitive credit documentation for the facility is executed (the "Loan Closing Date") in an aggregate principal amount not to exceed $200 million; (2) a six-year term loan facility (the "Delayed Draw Term Loan Facility") providing for term loans at any time and from time to time on or prior to June 30, 1999 in a principal amount not to exceed $200 million and in minimum drawings of at least $20 million; and (3) a six-year revolving credit facility (the "Revolving Credit Facility") providing for revolving loans in an aggregate principal amount at any time outstanding not to exceed $250 million. The Closing Date Term Loan Facility may be subdivided into two separate facilities, each of which may be governed by one or more definitive agreements consisting of: (1) an amendment and restatement of the Company's existing term loan facility providing for the continuation for a term of six years of term loans outstanding on the Loan Closing Date in an aggregate principal amount not to exceed $35 million and (2) a six-year term loan facility providing for new term loans on the Loan Closing Date in an aggregate principal amount not to exceed $165 million. Term loans under the Closing Date Term Loan Facility and the Delayed Draw Term Loan Facility will be repayable beginning June 30, 1999 and December 31, 1999, respectively, in each case, in equal quarterly installments in accordance with a fixed amortization schedule. Revolving loans may be borrowed, repaid, and reborrowed at any time and from time to time and will be repayable at maturity. Up to $150 million of the Revolving Credit Facility will be available for letters of credit.

    Loans under the new bank credit facilities will bear interests at floating rates based on, at the option of the Company, an alternate base rate ("ABR") plus a margin of 0-1.25%, depending on the Company's leverage ratio, or LIBOR (as defined below) plus a margin of 1.25-2.50%, depending on the Company's leverage ratio, provided that all swingline loans will be required to be ABR loans. Under the Commitment Letter, ABR is defined to be the highest of (i) Chase's New York prime rate; (ii) the secondary market rate for three-month certificates of deposit plus 1%; and (iii) the federal funds effective rate from time to time plus 0.5%. LIBOR is defined to mean the average of the London interbank offered rates at which eurodollar deposits for one, two, three or six months are offered to Chase, and such other lenders as Chase and the Company may agree, in the interbank eurodollar market.

    The term sheet attached to the Commitment Letter provides for certain financial covenants, including a maximum ratio of total debt to EBITDA, a minimum ratio of EBITDA to interest expense and a minimum net worth. The Commitment Letter also provides that the credit agreement will contain customary affirmative and negative covenants, including limitations with respect to indebtedness, liens, consolidations, mergers and sales of assets, changes in business conducted, investments and acquisitions, transactions with affiliates, amendments of certain material agreements and instruments, restricted payments, and customary events of default, in each case, with exceptions to be agreed upon by the Company and Chase. The Company will also be required to pay certain commitment fees, letter of credit fees, annual fees and to reimburse the lenders thereunder for certain fees and expenses they incur in making the loan. The term sheet also contemplates mandatory prepayments and commitment reductions upon the occurrence of certain events, including certain incurrences of indebtedness, certain issuances of preferred stock and certain asset sales.

    The obligations of the Company under the new bank credit facilities will be secured by a first priority security interest in substantially all tangible and intangible assets of the Company and its subsidiaries (subject to certain permitted liens) and will be guaranteed by each of the Company's U.S. subsidiaries.

    The availability of the new bank credit facilities is subject to the satisfaction by the Company of certain conditions, and the consummation of the Offer is contingent upon such new bank credit facilities being available to the Company at the time of acceptance of and payment for tendered Shares. See
Section 7.

    The preceding summary of the terms of the new bank credit facilities is qualified in its entirety by reference to the text of the Commitment Letter, which has been filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission. A copy of the Schedule 13E-4 may be obtained from the Commission in the manner provided in Section 17.

    The Company will incur substantial indebtedness in connection with the Offer and, as a result, will be highly leveraged. As of September 27, 1998, on a pro forma basis after giving effect to the Offer, as if the Offer were consummated on September 27, 1998, the Company's total indebtedness and stockholders' equity would have been approximately $434 million and $39 million, respectively, assuming that 2,800,000 shares are validly tendered and accepted for purchase.

    The Company's high leverage could have material consequences to the Company, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired or any such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be required for debt service and, as a result, will not be available for its operations or other purposes; (iii) a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for the Company to meet its debt service requirements or force it to modify its operations or sell assets; (iv) the Company's ability to withstand competitive pressures may be limited; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, and reduce its flexibility in responding to changing business and economic conditions.

    The ability of the Company to meet its debt service and other obligations (including compliance with financial covenants) will depend upon the future performance of the Company and its cash flow from operations, which will be subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. These factors could include general economic conditions, operating difficulties, increased operating costs, product pricing pressures, potential revenue instability arising from cost savings initiatives or other factors, labor relations, the response of competitors or customers to the Company's business strategy or projects and delays in implementation of the Company's business strategy, among others.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

    Except as described below, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

    Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) and non-employee directors of the Company pursuant to the Company's stock option plans and performance shares granted from time to time to certain employees (including executive officers) pursuant to the Company's incentive compensation programs and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

    The Company has been advised that none of its directors or executive officers intends to tender Shares in the Offer, except for Richard Schwartz, its retired Chief Executive Officer and retiring Chairman of the Board. Mr. Schwartz, as part of his retirement planning, intends to tender up to 100,000 Shares of the 50,493 Shares he owns beneficially and the 215,000 Shares he is entitled to acquire pursuant to the exercise of stock options, all of which are currently exercisable.

13. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.

    IN GENERAL. The following summary describes certain United States federal income tax consequences relating to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of
Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment of the Offer and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. Accordingly, each stockholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

    CHARACTERIZATION OF THE SALE. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a dividend distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the stockholder,
(b) results in a "complete redemption" of the Shares owned by the stockholder, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below).

    If any of the above three tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss. Stockholders should consult their own tax advisors concerning the tax treatment of capital gains and losses.

    If none of the above three tests is satisfied, the tendering stockholder would be treated as having received a dividend, to the extent the Company has earnings and profits, which would be includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss would be recognized, and the tendering stockholder's basis in the Shares sold pursuant to the Offer would be added to such stockholder's basis in its remaining Shares, if any. If the aggregate amounts of the cash proceeds of the Offer which are treated as dividends exceed the earnings and profits of the Company, the excess would not be treated as a dividend. That portion of the distribution which is not a dividend would be applied against and reduce the adjusted basis of the Shares in the hands of the tendering stockholders who received dividend treatment. The portion of the distribution which is not a dividend, to the extent that it exceeded the adjusted basis of the Shares, would be treated as gain from the sale or exchange of property (capital gain).

    In determining whether any of the three tests under Section 302 of the Code is satisfied, each stockholder must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares which the stockholder has the right to acquire by exercise of an option or by conversion. Each stockholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether a sale by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding each stockholder's option to make a conditional tender of a minimum number of Shares. A stockholder should consult its own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

    SECTION 302 TESTS. The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

    The receipt of cash by a stockholder will be a "complete redemption" of all the Shares owned by the stockholder if either (a) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer, or (b) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and, with respect to Shares constructively owned by the stockholder which are not sold pursuant to the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c)(2) of the Code.

    Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (a reduction to 96.7% of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Under this ruling, it is likely that a small minority stockholder who exercises no control over the Company, and all of whose actual and constructively owned Shares are tendered at or below the Purchase Price, would satisfy the "not essentially equivalent to a dividend" test notwithstanding proration in the Offer. Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

    CORPORATE STOCKHOLDER DIVIDEND TREATMENT. Under current law, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a dividends-received deduction under
Section 243 of the Code, subject to applicable limitations. However, it is expected that any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend would constitute an "extraordinary dividend" under Section 1059 of the Code. Accordingly, a corporate stockholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the dividend (i.e., the portion of the dividend for which a deduction is allowed). If such portion exceeds the stockholder's tax basis for its Shares, the excess will be recognized immediately as taxable gain from the sale of such Shares in the year in which Shares are sold pursuant to the Offer. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer.

    ADDITIONAL TAX CONSIDERATIONS. The distinction between capital gains and ordinary income is relevant because certain individuals are subject to taxation at reduced rates on certain capital gains. For example, a stockholder who is an individual and has held his Shares for more than 12 months may be entitled to a 20% maximum federal tax rate for gains from the sale of these Shares. Stockholders should consult their own tax advisors in this regard.

    FOREIGN STOCKHOLDERS. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a "foreign stockholder" is a person or entity that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Without definite knowledge to the contrary, the Company will determine whether a stockholder is a foreign stockholder by reference to the stockholder's address. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder (a) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

    The Company has not determined whether or not it is or has been, during a five-year lookback period, a United States real property holding corporation, within the meaning of Section 897(c) of the Code. A foreign stockholder who (a) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above and (b) beneficially owns or has owned, during a five-year lookback period, directly, indirectly or constructively more than five percent of the Shares (a foreign stockholder who is described in both clauses (a) and (b) of this sentence is hereafter called a "Large Foreign Stockholder"), will be presumed, under Treasury Regulation
Section 1.897-2(g), to dispose of shares in a United States real property holding corporation unless the Large Foreign Stockholder establishes, by methods prescribed in the above-cited Treasury regulation, that the Shares do not constitute a United States real property interest. A Large Foreign Stockholder who does not rebut the presumption by the prescribed methods generally will recognize gain or loss on the disposition of its Shares pursuant to the Offer as if such gain or loss were effectively connected with a United States trade or business. Large

Foreign Stockholders, if any, are urged to consult their own tax advisors regarding the particular United States federal income tax consequences to them of a sale of Shares pursuant to the Offer.

    BACKUP WITHHOLDING. See Section 3 with respect to the application of the United States federal income tax backup withholding.

    ESPP SHARES. ESPP Shares held by participants in the Company's 1997 Employee Stock Purchase Plan (the "1997 ESPP Shares") were purchased at a price (the "Purchase Price") equal to 85% of their fair market value at the end of the applicable calendar quarter. This 15% discount will be referred to as the "Bargain Amount." The difference between the amount received in the Offer and the Purchase Price of the 1997 ESPP Shares (including the Bargain Amount) will be referred to as the "Gain Amount."

    If the 1997 ESPP Shares tendered and accepted in the Offer are not ESPP Restricted Shares the full Gain Amount will be treated as compensation income to the stockholder. Such income will be taxed to the stockholder at ordinary income rates and will be subject to withholding for U.S. federal income and employment taxes by the Company.

    A holder of ESPP Shares which are not 1997 ESPP Shares will be taxed as described under the heading "Characterization of the Sale" if any of the Section 302 tests are satisfied and as a dividend if none of the Section 302 tests are satisfied.

    401(K) PLANS. The exchange of Shares for cash by the 401(k) plans, as instructed by participants in such plans in accordance with the terms of such plans, will not be a taxable transaction for federal income tax purposes for either the 401(k) plans or the participants in such plans. A subsequent distribution in cash from a 401(k) plan to a participant normally will be taxable in full as ordinary income to the participant.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO SHARES ACQUIRED IN CONNECTION WITH THE EXERCISE OF STOCK OPTIONS OR PURSUANT TO OTHER COMPENSATION ARRANGEMENTS WITH THE COMPANY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that it believes is material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 7.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

    The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (a) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (b) at any time or from time to time amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the Dealer Manager's soliciting fee or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

16. FEES AND EXPENSES.

    Morgan Stanley & Co. Incorporated has been retained by the Company to act as Dealer Manager in connection with the Offer. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $900,000. The Company has also agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses and to indemnify the Dealer Manager against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

    The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services.

    The Company has retained ChaseMellon Shareholder Services, L.L.C., as Depositary, and MacKenzie Partners, Inc., as Information Agent, in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer.

    The Company retained Fidelity Management Trust Company to act as trustee for its 401(k) plans and Piper Jaffray Inc. to act as administrator for its employee stock purchase plans. In connection with the Offer, the 401(k) Trustee and the ESPP Administrator may contact participants in such plans by mail, telephone, telex, telegraph and personal interviews. Pursuant to its arrangements with the Company to act as trustee for the Company's 401(k) plans or administrator for the Company's Employee Stock Purchase Plan, as the case may be, the 401(k) Trustee and the ESPP Administrator each receives reasonable and customary compensation for its services and each is reimbursed for certain out-of-pocket expenses. Under those arrangements, no separate fee is payable to the 401(k) Trustee or the ESPP Administrator in connection with the Offer. However, the 401(k) Trustee has retained its own tabulation agent for purposes of tenders of 401(k) Plan Shares. This tabulation agent will receive reasonable and customary compensation for its services in connection with the Offer and will also be reimbursed for certain out-of-pocket expenses.

    None of the Information Agent, the Depositary, the 401(k) Trustee or the ESPP Administrator has been retained to make solicitations or recommendations in connection with the Offer.

    The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the fee of the Dealer Manager). However, a tendering stockholder who holds Shares through a broker or bank, including a discount broker, may be required by such institution to pay a service fee or other charge. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

17. ADDITIONAL INFORMATION.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files with the Commission periodic reports, proxy statements and other information relating to its business, financial condition and other matters. The Company is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with the Company and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and also are available for inspection and copying at the regional offices of the commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission's Web site address, http://www.sec.gov. Information regarding the Company may also be obtained at the offices of The New York Stock Exchange, 20 Broad Street, New York, NY 10005.

    The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (File No. 1-10582), the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 28, 1998 and September 27, 1998 and all reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and on or prior to the termination of the Offer shall be deemed incorporated herein by reference. Any statement contained herein or in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

    The information related to the Company contained in this Offer to Purchase should be read in conjunction with the information contained in the documents incorporated by reference.

    The Company will provide without charge to each person to whom a copy of this Offer to Purchase is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Alliant Techsystems Inc., 600 Second Street N.E., Hopkins, Minnesota 55343-8384, Attention: Investor Relations (telephone: (612) 931-6080). In order to ensure timely delivery of the documents prior to the Expiration Date, any such requests should be made by December 1, 1998.

    This Offer to Purchase constitutes part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by the Company pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated by reference into this Offer to Purchase.

18. MISCELLANEOUS.

    The Offer is not being made to (nor will any tender of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                                          ALLIANT TECHSYSTEMS INC.

November 6, 1998

    Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each tendering person or his broker, dealer, commercial bank, trust company or nominee to the Depository at the address set forth below.

                               The Depositary is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

      BY REGISTERED MAIL:                     BY HAND                    BY OVERNIGHT COURIER:

    ChaseMellon Shareholder           ChaseMellon Shareholder           ChaseMellon Shareholder
        Services, L.L.C.                  Services, L.L.C.                  Services, L.L.C.
         P.O. Box 3301                120 Broadway, 13th Floor             85 Challenger Road
       South Hackensack,              New York, New York 10271              Mail Drop--Reorg
        New Jersey 07606          Attn: Reorganization Department           Ridgefield Park,
Attn: Reorganization Department                                             New Jersey 07660
                                                                    Attn: Reorganization Department

                           BY FACSIMILE TRANSMISSION:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (201) 296-4293

                   CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE:
                                 (201) 296-4860

    Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth below. You may also contact the Dealer Manager or your broker, dealer, commercial bank or trust company for assistance concerning this Offer. To confirm the delivery of your Shares, you are directed to contact the Depositary.

                           The Information Agent is:

                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                            (212) 929-5500 (collect)
                           (800) 322-2885 (toll-free)

                             The Dealer Manager is:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                            (212) 761-5722 (collect)
                      (800) 223-2440 ext. 5722 (toll-free)